Exhibit 99.1

Bond CEO Doron Kempel to Appear on Fox Business During The Claman Countdown Show Today at 3:15 p.m. Eastern Time

New York, NY February 4, 2026— Our Bond (“Bond”) (legal name: Tg-17, Inc.), the creator of the world’s first AI-powered Preventative Personal Security platform which is already widely adopted by leading multinational companies, today announced that the Founder and Chief Executive Officer, Doron Kempel, will be appearing live today, February 4, 2026, at approximately 3:15 p.m. Eastern Time on Fox Business Network’s The Claman Countdown.

The Claman Countdown is a live business news program on Fox Business Network that airs weekdays from 3–4 p.m. Eastern Time and captures the final hour of trading on Wall Street, featuring real-time market coverage, financial analysis, and interviews with top executives and experts.

Bond’s CEO and Founder Doron Kempel, a serial technology entrepreneur who sold his prior companies to IBM and HPE for almost a billion dollars, commented, “We’re excited to share the Bond story on Fox Business today as we celebrate our direct listing on the Nasdaq under the ticker OBAI. From launching the world’s first AI-powered preventative personal security platform to supporting over 1.4 million security requests globally, this is a major milestone in our mission to make personal security proactive, intelligent, and accessible.”

About Bond

Bond is an international company headquartered in New York City - with command centers around the world - that is redefining personal security through its AI-powered Preventative Personal Security platform. The company has invested more than $100 million to date in its technology, operations, and global expansion.

Bond is trusted by leading corporations, cities, and universities, and has already supported more than 1.4 million security service requests, including over 10,000 emergencies and life-saving interventions. Bond operates in 28 countries and growing, positioning itself as a new global standard for personal security and peace of mind. Additional information about the Company is available at: www.ourbond.com.

Forward Looking Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading “Risk Factors” in our most recent Registration Statement on Form S-1 , under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K, or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC, copies of which are available on the SEC’s website at www.sec.gov. TG-17, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise that occur after the date of this release, except as required by law.

Contact

Investor Relations:

Crescendo Communications, LLC

212-671-1020

OBAI@crescendo-ir.com